Exhibit 99.1

SELECTED HISTORICAL CONDENSED COMBINED FINANCIAL DATA

The following table presents selected historical condensed combined financial data for CareFusion Corporation (the “Company”). As set forth in the Form 8-K of which this Exhibit 99.1 forms a part (this “Form 8-K”), on August 31, 2009, Cardinal Health, Inc. (“Cardinal Health”) completed the spinoff of the Company through a pro rata distribution to Cardinal Health shareholders of approximately 81% of the Company’s outstanding common stock. In connection with the spinoff, Cardinal Health retained certain lines of business that manufacture and sell surgical and exam gloves, drapes and apparel and fluid management products in the U.S. markets and that were historically managed by the Company prior to the spinoff, which were part of the clinical and medical products businesses of Cardinal Health. For the fiscal year ended June 30, 2009, these businesses were reported in the Company’s financial statements on an as-managed basis. In connection with the spinoff, effective as of August 31, 2009, these businesses have been reclassified by the Company as a discontinued operation. In addition, as disclosed in CareFusion’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, the Company committed to a plan to dispose its Audiology business during the quarter ended September 30, 2009, and subsequently sold the business on October 1, 2009. As a result, this business has been reclassified by the Company as a discontinued operation. The selected historical condensed combined financial data presented in the following table reflects the reclassification of these businesses as discontinued operations.

The condensed combined statement of income data for each of the three fiscal years in the three year period ending June 30, 2009 and the condensed combined balance sheet data as of June 30, 2009 and 2008 are derived from the Company’s audited combined financial statements, which are included in Exhibit 99.3 to this Form 8-K. The condensed combined statement of income data for fiscal 2006 and the condensed combined balance sheet data for fiscal 2007 are derived from the Company’s audited combined financial statements that are not included in this Form 8-K. The condensed combined balance sheet data for both fiscal 2006 and 2005 and the condensed combined statement of income data for fiscal 2005 are derived from the Company’s unaudited combined financial statements that are not included in this Form 8-K. The unaudited combined financial statements have been prepared on the same basis as the audited condensed combined financial statements and, in the opinion of the Company’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

The selected historical condensed combined financial and other operating data presented below should be read in conjunction with the Company’s audited combined financial statements and accompanying notes, which are included in Exhibit 99.3 to this Form 8-K, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in Exhibit 99.2 to this Form 8-K. The combined financial information may not be indicative of the Company’s future performance and does not necessarily reflect what the Company’s financial position and results of operations would have been had the Company operated as an independent, publicly-traded company during the periods presented, including changes that occurred in the Company’s operations and capitalization as a result of the separation from Cardinal Health.

	At or for the Fiscal Year Ended June 30, [1,2,3]
(in millions)	2009	2008	2007	2006	2005
Statements of Income Data:
Revenue	$3,595	$3,663	$2,659	$2,322	$2,115
Gross Margin	1,731	1,767	1,296	1,132	960
Operating Income[4]	444	530	261	284	216
Income before Income Taxes	343	443	199	220	179
Income from Continuing Operations	290	333	168	162	111
Income from Discontinued Operations, Net of Tax Expense[5]	278	330	334	298	170
Net Income	568	663	502	460	281

Balance Sheet Data:
Total Assets	$8,349	$8,329	$7,876	$5,118	$5,046
Long-Term Obligations, less Current Portion and Other Short-Term Borrowings[6]	1,159	1,539	1,268	1,209	725
Parent Company Equity[7]	5,451	5,048	4,887	2,762	3,159

[1]

Amounts reflect business combinations for all periods presented. See note 3 to the audited combined financial statements for further information regarding the impact of acquisitions on fiscal 2008 and 2007. The company did not complete any significant acquisitions in fiscal 2009, fiscal 2006 or fiscal 2005.

[2]

Amounts reflect restructuring and acquisition integration charges for all periods presented. Restructuring and acquisition integration charges were $72 million, $35 million, $22 million, $23 million and $41 million, in fiscal 2009, 2008, 2007, 2006 and 2005, respectively.

[3]

During fiscal years 2009, 2008, 2007, 2006 and 2005, Cardinal Health allocated to us general corporate expenses in the amount of $406 million, $407 million, $428 million, $219 million and $93 million, respectively. Included within the $406 million, $407 million and $428 million of SG&A expenses, allocated to us from Cardinal Health for the years ended June 30, 2009, 2008 and 2007, are $21 million, $23 million and $23 allocable to discontinued operations. None of the SG&A expenses allocated to us from Cardinal Health in 2006 and 2005 are attributable to discontinued operations. General corporate expenses include, but are not limited to, costs related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, and stock-based compensation. Effective with the separation, we assumed responsibility for all of these functions and related costs.

[4]	During fiscal years 2008 and 2007, we incurred charges related to acquired in-process research and development of $18 million and $85 million, respectively.
[5]	A summary of our discontinued operations is presented in note 2 in the notes to the audited combined financial statements.
[6]	Includes the long-term portion of debt allocated from Cardinal Health. Total debt allocated by Cardinal Health is as follows as of June 30 (in millions):

2009	2008	2007	2006	2005
$1,281	$1,597	$1,259	$1,124	$753

[7]

During the first quarter of fiscal 2008, we adopted the provisions of FIN No. 48, the cumulative effect of which was a $35 million reduction in “Parent Company Equity”. Of the $35 million reduction in “Parent Company Equity” $18 million is related to discontinued operations.

2